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             STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE




                                                                   EXHIBIT 11.01

         METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                (Dollars in thousands except per share amounts)


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


                                                Year ended September 30,
                           --------------------------------------------------------
                             1999        1998        1997        1996        1995
                           --------    --------    --------    --------    --------

Earnings:
 Net income                $16,275     $10,327     $ 9,668     $ 8,038     $ 6,303
 Preferred dividends        (3,642)     (3,732)     (4,113)     (3,868)     (4,038)
                           -------     -------     -------     -------     -------
Net income available to
 common stockholders       $12,633     $ 6,595     $ 5,555     $ 4,170     $ 2,265
                           =======     =======     =======     =======     =======
Weighted average number
 of common shares
 outstanding                 129         130         130         130         131
                           =======     =======     =======     =======     =======
Net income per common
 share                     $97,933     $50,728     $42,733     $32,073     $17,288
                           =======     =======     =======     =======     =======
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